UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 10, 2008

SureWest Communications
(Exact Name of Registrant as Specified in its Charter)

California	0-556	68-0365195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Vernon Street, Roseville, California	95678
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(916) 772-2000

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 10, 2008, the Board of Directors of SureWest Communications, a California corporation (the “Company”), authorized the amendment and restatement of its shareholders rights plan set forth in a Rights Agreement, dated as of March 12, 1998 (the “Original Rights Agreement”), between the Company and ChaseMellon Shareholder Services, LLC (the “Former Rights Agent”). Pursuant to such authorization, the Company entered into an Amended and Restated Rights Agreement, dated as of March 10, 2008 (the “Restated Rights Agreement”), with American Stock Transfer & Trust Company, who replaced the Former Rights Agent as the rights agent under the Original Rights Agreement (the “Rights Agent”). The Board of Directors of the Company determined it was desirable and in the best interests of the Company and its shareholders for the Company to extend and renew the benefits afforded by the original Rights Agreement and to amend certain provisions thereof. The Restated Rights Agreement was adopted in the normal course of updating and extending the Original Rights Agreement that was scheduled to expire on March 11, 2008 and not in response to any acquisition proposal.

The Board of Directors originally adopted the Original Rights Agreement, and has subsequently authorized the extension and the amendments thereto and the restatement thereof as set forth in the Restated Rights Agreement, in order to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, the Restated Rights Agreement works by imposing a significant economic penalty upon any person or group that acquires 20% or more of the outstanding shares of Common Stock of the Company without the approval of the Board of Directors of the Company. The Restated Rights Agreement should not interfere with any merger or other business combination approved by the Board of Directors.

On March 12, 1998 the Board of Directors of the Company declared a dividend of one common share purchase right (a “Right”) for each share common stock (“Common Stock”) of the Company outstanding on March 13, 1998 (the “Record Date”), and further authorized the issuance of one Right for each share of Common Stock issued after the Record Date and prior to the time at which the Rights become exercisable. Once exercisable under the Restated Rights Agreement, each Right entitles the registered holder thereof to purchase from the Company one share of Common Stock of the Company at a purchase price of $90.00 per share (the “Purchase Price”), subject to adjustment as set forth in the Restated Rights Agreement.

In the Restated Rights Agreement, the Company has extended the expiration date of the Original Rights Agreement, reduced the purchase price under the Original Rights Agreement, and has amended the Original Rights Agreement to reflect prevailing shareholder rights plan terms. The amendments in the Restated Rights Agreement: (i) extend the term of the Original Rights Agreement, which was set to expire on March 11, 2008, to March 10, 2018; (ii) reduce the purchase price of one share of Common Stock of the Company from $100.00 to $90.00; (iii) update the Original Rights Agreement to comply with current laws and prevailing shareholders rights plan terms as further discussed below; and (iv) include various other technical amendments.

The amendments made to update the Restated Rights Agreement include the addition of a Three-Year Independent Director Evaluation (“TIDE”) provision and an exception from the triggering of the purchase rights under the Restated Rights Agreement if a person inadvertently causes such rights to be triggered. The TIDE provision provides for the periodic evaluation of the rights plan by a committee of independent directors at least every three years. In this periodic review, the independent directors reexamine merits of the plan and determine whether it continues to be in the best interests of the Company and its shareholders going forward. The committee will report its conclusions to the full Board of Directors, including any recommendation in light thereof as to whether the Restated Rights Agreement should be modified or the Rights should be redeemed. Such committee shall be comprised only of directors of the Company who shall have been determined by the Company’s Board of Directors to be independent under NASDAQ listing standards.

As noted above, another amendment to the Restated Rights Agreement includes creating an exception from the triggering of the purchase rights under the Restated Rights Agreement if a person has inadvertently caused such rights to be triggered. Under this provision, so long as the share ownership of the person who has inadvertently triggered the purchase rights is promptly reduced below the triggering point, the flip-in is not triggered. Under certain circumstances, the Board is required to find that the person had no improper intent in crossing the threshold.

The Restated Rights Agreement, which includes as Exhibit A the Form of Right Certificate and as Exhibit B the form of Summary of Rights to Purchase Common Stock, has been filed with the Securities and Exchange Commission as an exhibit to the Company’s Registration Statement on Form 8-A/A, Amendment No. 1, filed on March 12, 2008 and is incorporated herein by reference. A copy of the Restated Rights Agreement is available upon request free of charge from the Company. The summary description in this report of the amendments provided for in the Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Restated Rights Agreement, including the exhibits thereto and the definitions contained therein.

Item 3.03. Material Modification of Rights of Security Holders.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

4.1
Amended and Restated Rights Agreement, originally dated as of March 12, 1998, as amended and restated as of March 10, 2008, between SureWest Communications and American Stock Transfer & Trust Company, as Rights Agent, including the Form of Right Certificate and Summary of Rights to Purchase Common Stock attached thereto as Exhibits A and B, respectively, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A/A, Amendment No. 1, filed March 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS
By:	/s/ Philip A. Grybas
Philip A. Grybas Senior Vice President, Chief Financial Officer

Date: March 12, 2008